As filed with the Securities and Exchange Commission on February 22, 2022
Registration No. 333-____
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
SALARIUS PHARMACEUTICALS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	2450 Holcombe Blvd., Suite X Houston, TX 77021	46-5087339
(State or other jurisdiction of incorporation or organization)	(Address, including zip code, of Registrant’s principal executive offices)	(IRS Employer Identification No.)
2015 Equity Incentive Plan
2015 Employee Stock Purchase Plan
(Full title of the plan)
Mark Rosenblum
Chief Financial Officer
Salarius Pharmaceuticals, Inc.
2450 Holcombe Blvd., Suite X
Houston, TX 77021
(Name and address of agent for service)
(832) 834-6992
(Registrant’s telephone number, including area code)
Copies to:
Andrew L. Strong
609 Main St Suite 4200
Houston, TX 77002
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	Accelerated filer
Non-accelerated filer	Smaller reporting company
Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) or the Securities Act.

The Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
General Instruction E Information
This Registration Statement is being filed for the purpose of registering an additional 2,962,509 shares of the Registrant’s common stock, comprising of (i) 1,586,862 shares of common stock issuable under the Registrant’s 2015 Plan (ii) 1,175,647 shares of common stock issuable upon exercise of options awarded under the 2015 Plan on January 20, 2022, (iii) 200,000 shares of common stock issuable under the ESPP. All other shares of the Registrant’s common stock previously reserved for issuance under the 2015 Plan end ESPP were registered on the Registrant’s Registration Statements on Form S-8 (File Nos. 333-201816, 333-210283, 333-216534, 333-223499, 333-230104, and 333-246310) filed with the Securities and Exchange Commission (the “Commission”) on February 2, 2015, March 18, 2016, March 8, 2017, March 7, 2018, March 6, 2019, and August 14, 2020 respectively (the “Prior S-8s”). This Registration Statement relates to securities of the same class as those to which the Prior S-8s relate and is submitted in accordance with General Instruction E of Form S-8. Pursuant to General Instruction E of Form S-8, the contents of the Prior S-8s are incorporated by reference herein, excluding reports that the Registrant filed with the Commission that were incorporated into such Registration Statements in order to maintain current information about the Registrant.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.   Incorporation of Documents by Reference.
We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. The SEC maintains a web site that contains reports, proxy, and information statements and other information regarding companies, such as ours, that file documents electronically with the SEC. The address of that site on the world wide web is http://www.sec.gov. The information on the SEC’s web site is not part of this Registration Statement, and any references to this web site or any other web site are inactive textual references only.
The SEC permits us to “incorporate by reference” the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including them in this Registration Statement. Information that is incorporated by reference is considered to be part of this Registration Statement and you should read it with the same care that you read this prospectus. Later information that we file with the SEC will automatically update and supersede the information that is either contained, or incorporated by reference, in this Registration Statement, and will be considered to be a part of this Registration Statement from the date those documents are filed. We have filed with the SEC, and incorporate by reference in this Registration Statement (excluding any portions thereof furnished by the Registrant, including but not limited to information furnished under Item 2.02 and Item 7.01 and any exhibits relating to Item 2.02 or Item 7.01 furnished under Item 9.01 of Form 8-K and any certification required by 18 U.S.C. § 1350):
•our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (filed on March 18, 2021);
•our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021 (filed May 12, 2021), June 30, 2021 (filed August 5, 2021), and September 30, 2021 (filed November 4, 2021);
•our Current Reports on Form 8-K filed with the SEC on January 21, 2021, February 5, 2021, February 17, 2021, March 3, 2021, March 8, 2021, May 20, 2021, June 16, 2021, July 1, 2021, July 2, 2021, August 20, 2021, September 16, 2021, November 19, 2021, and January 13, 2022;
•the information contained in our definitive proxy statement on Schedule 14A filed on April 27, 2021 and incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2020; and
•the description of our common stock contained in our Registration Statement on Form 8-A filed on January 23, 2015, including any amendment or report filed for the purpose of updating such description.
We also incorporate by reference all additional documents that we file with the SEC under the terms of Section 13(a), 13(c), 14 or 15(d) of the Exchange Act that are made after the initial filing date of this Registration Statement (excluding any portions thereof furnished by the Registrant, including but not limited to information furnished under Item 2.02 and Item 7.01 and any exhibits relating to Item 2.02 or Item 7.01 furnished under Item 9.01 of Form 8-K and any certification required by 18 U.S.C. § 1350).

Item 8.   Exhibits.

Exhibit No.	Description
4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 filed on December 29, 2014).
5.1	Opinion of Hogan Lovells US LLP.
23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.
23.2	Consent of Hogan Lovells US LLP (included in Exhibit 5.1).
24.1	Power of Attorney (contained on the signature page hereto).
99.1	Salarius Pharmaceuticals, Inc. 2015 Equity Incentive Plan, as amended (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed on June 19, 2020).
99.2
Forms of Stock Option Agreement, Notice of Exercise and Stock Option Grant Notice under the Salarius Pharmaceuticals, Inc. 2015 Equity Incentive Plan (incorporated by reference to Exhibit 10.4 to the Registrant’s Annual Report on Form 10-K, filed on March 24, 2015).

99.3	Restricted Stock Grant Notice
99.4	Salarius Pharmaceuticals, Inc. 2015 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.4 to the Registrant’s Registration Statement on Form S-1/A, filed on January 13, 2015).
107	Calculation of Filing Fee Table
Item 9.   Undertakings.
(a)The undersigned Registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii)to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the

Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, Texas, on the 22th day of February, 2022.

SALARIUS PHARMACEUTICALS, INC.

By:	/s/ David Arthur
David Arthur
President and Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Arthur and Mark Rosenblum, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-8 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-facts and agents, or his or her substitute or substitutes, or any of them, shall do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ David J. Arthur		February 22, 2022
David J. Arthur	President, Chief Executive Officer (Principal Executive Officer) and Director
/s/ Mark J. Rosenblum		February 22, 2022
Mark J. Rosenblum	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
/s/ William McVicar		February 22, 2022
William McVicar	Chairman of the Board
/s/ Tess Burleson		February 22, 2022
Tess Burleson	Director
/s/ Arnold C. Hanish		February 22, 2022
Arnold C. Hanish	Director
/s/ Paul Lammers		February 22, 2022
Paul Lammers	Director

/s/ Jonathan Lieber		February 22, 2022
Jonathan Lieber	Director
/s/ Bruce McCreedy		February 22, 2022
Bruce McCreedy	Director

EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8), pertaining to the 2015 Equity Incentive Plan and the 2015 Employee Stock Purchase Plan of Salarius Pharmaceuticals, Inc of our report dated March 18, 2021, with respect to the consolidated financial statements of Salarius Pharmaceuticals, Inc included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas
February 18, 2022